Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP PROVIDES UPDATE ON FSO AFRICA

NEW YORK, NY – January 22, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, today announced that a notice of cancellation was received from Maersk Oil Qatar AS (MOQ) on January 21, 2010 concerning the FSO Africa, one of two vessels owned by a joint venture between OSG and Euronav N.V. (Euronext Brussels: EURN) and subject to a service contract with MOQ expiring in 2017.

The joint venture partners contest MOQ’s right to terminate the contract.

The conversion of the FSO Africa is continuing and is near completion.  The sister vessel, FSO Asia, has been operating on site offshore Qatar since January 4, 2010.  The FSO Asia and FSO Africa are sophisticated floating storage and offloading (FSO) service vessels.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact Information
For more information contact:  Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.